EXHIBIT 12.1

Earning to Fixed Charges and Preferred Dividends

	Years Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income	$(224,282)	$(811,112)	$(411,432)	$138,213	$108,176
Preferred stock dividend	(11,598)	(17,369)	(1,208)	0	0
Other shareholder allocations	(520,263)	0	0	0	0

Pre-tax income available to common shareholders	(756,143)	(828,481)	(412,640)	138,213	108,176
Fixed charges	81,180	109,128	129,282	140,816	105,838

Earnings	$(674,963)	$(719,353)	$(283,358)	$279,029	$214,014

Interest expense-short term borrowings	$6,517	$16,476	$20,820	$29,956	$35,979
Interest expense-long term borrowings	59,882	69,633	100,353	104,048	65,691
Preferred stock dividend	11,598	17,369	1,208	0	0
Portion of long-term leases representative of the interest factor **	3,183	5,650	6,901	6,812	4,168

Fixed charges	$81,180	$109,128	$129,282	$140,816	$105,838

Earnings to fixed charges, excluding interest on deposits	*	*	*	1.98	2.02

INCLUDING INTEREST ON DEPOSITS:
Pre-tax income	$(224,282)	$(811,112)	$(411,432)	$138,213	$108,176
Preferred stock dividend	(11,598)	(17,369)	(1,208)	0	0
Benefit to common shareholders	(520,263)	0	0	0	0

Pre-tax income available to common shareholders	(756,143)	(828,481)	(412,640)	138,213	108,176
Fixed charges	175,887	278,389	363,619	418,430	291,111

Earnings	$(580,256)	$(550,092)	$(49,021)	$556,643	$399,287

Interest expense-short term borrowings	$101,224	$185,737	$255,157	$307,570	$221,252
Interest expense-long term borrowings	59,882	69,633	100,353	104,048	65,691
Preferred stock dividend	11,598	17,369	1,208	0	0
Portion of long-term leases representative of the interest factor **	3,183	5,650	6,901	6,812	4,168

Fixed charges	$175,887	$278,389	$363,619	$418,430	$291,111

Earnings to fixed charges, including interest on deposits	*	*	*	1.33	1.37

*	Earnings to fixed charges and preferred dividends were a deficiency of $756.1 million, $828.5 million and $412.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.
**	The interest factor on long-term operating leases represented a reasonable approximation of the appropriate portion of operating lease expense considered to be representative of interest.